VOTING AGREEMENT

VOTING AGREEMENT

THIS VOTING AGREEMENT is made and entered into as of this 22nd day of January, 2008, by and among Red Moon, Inc., a Delaware corporation (the “Company”), Zoom Technologies, Inc., a Delaware corporation (the “Investor”), the holder of a certain Convertible Promissory Note or Notes (the “Notes”) issued by the Company pursuant to a Convertible Promissory Note Purchase Agreement of even date hereof, by and between the Company and the Investor (the “Purchase Agreement”), and those certain stockholders of the Company listed on Schedule A (together with any subsequent stockholders, or any transferees, who become parties hereto as “Key Holders” pursuant to Sections 5.1 and 5.2 below, the “Key Holders”, and together collectively with the Investor, the “Stockholders”).

RECITALS

. Concurrently with the execution of this Agreement, the Company and the Investor are entering into the Purchase Agreement and in connection with that agreement the parties desire to provide the Investors with the right, among other rights, to designate the election of certain members of the board of directors of the Company (the “Board”) in accordance with the terms of this Agreement.

NOW, THEREFORE, the parties agree as follows:

1. Voting Provisions Regarding Board of Directors.

1.1 Size of the Board. Each Stockholder agrees to vote, or cause to be voted, all Shares (as defined below) owned by such Stockholder, or over which such Stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that the size of the Board shall be set and remain at two (2) directors and may be increased only with the written consent of Investor. For purposes of this Agreement, the term “Shares” shall mean and include any securities of the Company the holders of which are entitled to vote for members of the Board, including without limitation, all shares of Common Stock and Preferred Stock by whatever name called, now owned or subsequently acquired by a Stockholder, however acquired, whether through stock splits, stock dividends, reclassifications, recapitalizations, similar events or otherwise.

1.2 Board Composition. Each Stockholder agrees to vote, or cause to be voted, all Shares owned by such Stockholder, or over which such Stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that at each annual or special meeting of stockholders at which an election of directors is held or pursuant to any written consent of the stockholders, the following persons shall be elected to the Board:

(a) One person designated by the Investor (the “Zoom Designee”), which individual shall initially be Frank Manning; and

(b) One individual designated by the holders of a majority of the Shares of Common Stock held by the Key Holders, which individual shall initially be Bryan Thompson.

For purposes of this Agreement, an individual, firm, corporation, partnership, association, limited liability company, trust or any other entity (collectively, a “Person”) shall be deemed an “Affiliate” of another Person who, directly or indirectly, controls, is controlled by or is under common control with such Person, including, without limitation, any general partner, managing member, officer or director of such Person or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person.

1.3 Failure to Designate a Board Member. In the absence of any designation from the Persons or groups with the right to designate a director as specified above, the director previously designated by them and then serving shall be reelected if still eligible to serve as provided herein.

1.4 Removal of Board Members. Each Stockholder also agrees to vote, or cause to be voted, all Shares owned by such Stockholder, or over which such Stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that:

(a) no director elected pursuant to Sections 1.2 or 1.3 of this Agreement may be removed from office unless (i) such removal is directed or approved by the affirmative written consent of the Person, or of the holders of at least a majority of the shares of stock, as applicable, entitled under Section 1.2 to designate that director or (ii) the Person(s) originally entitled to designate or approve such director pursuant to Section 1.2 is no longer so entitled to designate or approve such director;

(b) any vacancies created by the resignation, removal or death of a director elected pursuant to Sections 1.2 or 1.3 shall be filled pursuant to the provisions of this Section 1; and

(c) upon the request of any party entitled to designate a director as provided in Section 1.2(a) or 1.2(b) to remove such director, such director shall be removed.

All Stockholders agree to execute any written consents required to perform the obligations of this Agreement, and the Company agrees at the request of any party entitled to designate directors to call a special meeting of stockholders for the purpose of electing directors. So long as the stockholders of the Company are entitled to cumulative voting, if less than the entire Board is to be removed, no director may be removed without cause if the votes cast against his or her removal would be sufficient to elect such director if then cumulatively voted at an election of the entire Board.

1.5 No Liability for Election of Recommended Directors. No Stockholder, nor any Affiliate of any Stockholder, shall have any liability as a result of designating a person for election as a director for any act or omission by such designated person in his or her capacity as a director of the Company, nor shall any Stockholder have any liability as a result of voting for any such designee in accordance with the provisions of this Agreement.

1.6 Board Committees. The Zoom Designee shall be a member of every committee of the Board (other than an independent committee formed exclusively for the reason of addressing a conflict of interest situation in which the Zoom Designee is an interested party).

2. Vote to Authorized Preferred Stock. Each Stockholder agrees to vote or cause to be voted all Shares owned by such Stockholder, or over which such Stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to authorize the new series of Preferred Stock of the Company, to be known as the “Series A Convertible Preferred Stock”, receivable upon conversion of the Notes upon the conversion of the Notes or any of them, such that there will be sufficient shares of Series A Convertible Preferred Stock available for conversion of the Notes to be converted.

3. Remedies.

3.1 Covenants of the Company. The Company agrees to use its best efforts, within the requirements of applicable law, to ensure that the rights granted under this Agreement are effective and that the parties enjoy the benefits of this Agreement. Such actions include, without limitation, the use of the Company’s best efforts to cause the nomination and election of the directors as provided in this Agreement.

3.2 Irrevocable Proxy. Each Key Holder hereby constitutes and appoints the President and Treasurer of the Company, and a designee of the Investor, and each of them, with full power of substitution, as the proxies of the party with respect to the matters set forth herein, including without limitation, election of persons as members of the Board in accordance with Section 1 hereto and votes to authorize the Series A Convertible Preferred Stock pursuant to Section 2 hereof, and hereby authorizes each of them to represent and to vote, if and only if the party (i) fails to vote or (ii) attempts to vote (whether by proxy, in person or by written consent), in a manner which is inconsistent with the terms of this Agreement, all of such party’s Shares in favor of the election of persons as members of the Board determined pursuant to and in accordance with the terms and provisions of this Agreement or the authorization of the Series A Convertible Preferred Stock pursuant to and in accordance with the terms and provisions of Section 2 of this Agreement. The proxy granted pursuant to the immediately preceding sentence is given in consideration of the agreements and covenants of the Company and the parties in connection with the transactions contemplated by this Agreement and, as such, is coupled with an interest and shall be irrevocable unless and until this Agreement terminates or expires pursuant to Section 5 hereof. Each party hereto hereby revokes any and all previous proxies with respect to the Shares and shall not hereafter, unless and until this Agreement terminates or expires pursuant to Section 5 hereof, purport to grant any other proxy or power of attorney with respect to any of the Shares, deposit any of the Shares into a voting trust or enter into any agreement (other than this Agreement), arrangement or understanding with any person, directly or indirectly, to vote, grant any proxy or give instructions with respect to the voting of any of the Shares, in each case, with respect to any of the matters set forth herein.

3.3 Specific Enforcement. Each party acknowledges and agrees that each party hereto will be irreparably damaged in the event any of the provisions of this Agreement are not performed by the parties in accordance with their specific terms or are otherwise breached. Accordingly, it is agreed that each of the Company and the Stockholders shall be entitled to an injunction to prevent breaches of this Agreement, and to specific enforcement of this Agreement and its terms and provisions in any action instituted in any court of the United States or any state having subject matter jurisdiction.

3.4 Remedies Cumulative. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

4 Term. This Agreement shall be effective as of the date hereof and shall continue in effect until and shall terminate upon the earliest to occur of (a) the consummation of the Company’s first underwritten public offering of its Common Stock (other than a registration statement relating either to the sale of securities to employees of the Company pursuant to its stock option, stock purchase or similar plan or an SEC Rule 145 transaction); (b) the consummation of a Sale of the Company; (c) at and upon such time as none of the Notes shall remain issued and outstanding; and (d) termination of this Agreement in accordance with Section 5.8 below.

5 Miscellaneous.

5.1 Additional Parties.  In the event that after the date of this Agreement, the Company enters into an agreement with any Person to issue shares of capital stock to such Person following which such Person shall hold Shares constituting one percent (1%) or more of the Company’s then outstanding capital stock (treating for this purpose all shares of Common Stock issuable upon exercise of or conversion of outstanding options, warrants or convertible securities, as if exercised and/or converted or exchanged), then, the Company shall cause such Person, as a condition precedent to entering into such agreement, to become a party to this Agreement by executing an Adoption Agreement in the form attached hereto as Exhibit A, agreeing to be bound by and subject to the terms of this Agreement as a Stockholder and thereafter such person shall be deemed a Stockholder for all purposes under this Agreement.

5.2 Transfers. Each transferee or assignee of any Shares subject to this Agreement shall continue to be subject to the terms hereof, and, as a condition precedent to the Company’s recognizing such transfer, each transferee or assignee shall agree in writing to be subject to each of the terms of this Agreement by executing and delivering an Adoption Agreement substantially in the form attached hereto as Exhibit A. Upon the execution and delivery of an Adoption Agreement by any transferee, such transferee shall be deemed to be a party hereto as if such transferee were the transferor and such transferee’s signature appeared on the signature pages of this Agreement and shall be deemed to be an Investor and Stockholder, or Key Holder and Stockholder, as applicable. The Company shall not permit the transfer of the Shares subject to this Agreement on its books or issue a new certificate representing any such Shares unless and until such transferee shall have complied with the terms of this Section 5.2. Each certificate representing the Shares subject to this Agreement if issued on or after the date of this Agreement shall be endorsed by the Company with the legend set forth in Section 5.12.

5.3 Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

5.4 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

5.5 Counterparts; Facsimile. This Agreement may be executed and delivered by facsimile signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

5.6 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

5.7 Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or: (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after the business day of deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth below their signature on the signature pages hereof or on Schedule A hereto, as applicable, or to such email address, facsimile number or address as subsequently modified by written notice given in accordance with this Section 5.7. If notice is given to the Investor, a copy shall also be given to Morse, Barnes-Brown & Pendleton, P.C., 1601 Trapelo Road, Waltham, Massachusetts 02451, Attention: Jeffrey P. Steele.

5.8 Consent Required to Amend, Terminate or Waive. This Agreement may be amended or terminated and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a written instrument executed by (a) the Company; (b) the Key Holders holding a majority of the Shares then held by the Key Holders; and (c) the Investor. Notwithstanding the foregoing:

(i) this Agreement may not be amended or terminated and the observance of any term of this Agreement may not be waived with respect to any Key Holder without the written consent of such Key Holder unless such amendment, termination or waiver applies to all Key Holders in the same fashion;

(ii) the consent of the Key Holders shall not be required for any amendment or waiver if such amendment or waiver either (A) is not directly applicable to the rights of the Key Holders hereunder or (B) does not adversely affect the rights of the Key Holders in a manner that is different than the effect on the rights of the other parties hereto ;

(iii) Schedule A hereto may be amended by the Company from time to time in accordance with Sections 5.1 or 5.2 hereto to add information regarding additional parties hereto without the consent of the other parties hereto; and

(iv) any provision hereof may be waived by the waiving party on such party’s own behalf, without the consent of any other party.

The Company shall give prompt written notice of any amendment, termination or waiver hereunder to any party that did not consent in writing thereto. Any amendment, termination or waiver effected in accordance with this Section 5.8 shall be binding on each party and all of such party’s successors and permitted assigns, whether or not any such party, successor or assignee entered into or approved such amendment, termination or waiver.

5.9 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default previously or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

5.10 Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

5.11 Entire Agreement. This Agreement (including the Exhibits hereto) constitutes the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled.

5.12 Legend on Share Certificates. Each certificate representing any Shares issued after the date hereof shall be endorsed by the Company with a legend reading substantially as follows:

“THE SHARES EVIDENCED HEREBY ARE SUBJECT TO A VOTING AGREEMENT, AS MAY BE AMENDED FROM TIME TO TIME, (A COPY OF WHICH MAY BE OBTAINED UPON WRITTEN REQUEST FROM THE COMPANY), AND BY ACCEPTING ANY INTEREST IN SUCH SHARES THE PERSON ACCEPTING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF THAT VOTING AGREEMENT, INCLUDING CERTAIN RESTRICTIONS ON TRANSFER AND OWNERSHIP SET FORTH THEREIN.”

The Company, by its execution of this Agreement, agrees that it will cause the certificates evidencing the Shares issued after the date hereof to bear the legend required by this Section 5.12 of this Agreement, and it shall supply, free of charge, a copy of this Agreement to any holder of a certificate evidencing Shares upon written request from such holder to the Company at its principal office. The parties to this Agreement do hereby agree that the failure to cause the certificates evidencing the Shares to bear the legend required by this Section 5.12 herein and/or the failure of the Company to supply, free of charge, a copy of this Agreement as provided hereunder shall not affect the validity or enforcement of this Agreement.

5.13 Stock Splits, Stock Dividends, etc. In the event of any issuance of Shares of the Company’s voting securities hereafter to any of the Stockholders (including, without limitation, in connection with any stock split, stock dividend, recapitalization, reorganization, or the like), such Shares shall become subject to this Agreement and shall be endorsed with the legend set forth in Section 5.12.

5.14 Manner of Voting. The voting of Shares pursuant to this Agreement may be effected in person, by proxy, by written consent or in any other manner permitted by applicable law.

5.15 Further Assurances. At any time or from time to time after the date hereof, the parties agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of the parties hereunder.

5.16 Dispute Resolution. The parties hereby irrevocably and unconditionally submit to the jurisdiction of the federal and state courts located within the geographical boundaries of the United States District Court for the District of Massachusetts for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the federal and state courts located within the geographical boundaries of the United States District Court for the District of Massachusetts, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court. The prevailing party shall be entitled to reasonable attorney’s fees, costs, and necessary disbursements in addition to any other relief to which such party may be entitled. Each of the parties to this Agreement consents to personal jurisdiction for any equitable action sought in the U.S. District Court for the District of Massachusetts or any court of the Commonwealth of Massachusetts having subject matter jurisdiction.

5.17 Costs of Enforcement. If any party to this Agreement seeks to enforce its rights under this Agreement by legal proceedings, the non-prevailing party shall pay all costs and expenses incurred by the prevailing party, including, without limitation, all reasonable attorneys’ fees.

5.18 Aggregation of Stock. All Shares held or acquired by a Stockholder and/or its Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement, and such Affiliated persons may apportion such rights as among themselves in any manner they deem appropriate.

5.19 Spousal Consent. If any individual Stockholder is married on the date of this Agreement, such Stockholder’s spouse shall execute and deliver to the Company a consent of spouse in the form of Exhibit B hereto (“Consent of Spouse”), effective on the date hereof. Notwithstanding the execution and delivery thereof, such consent shall not be deemed to confer or convey to the spouse any rights in such Stockholder’s Shares that do not otherwise exist by operation of law or the agreement of the parties. If any individual Stockholder should marry or remarry subsequent to the date of this Agreement, such Stockholder shall within thirty (30) days thereafter obtain his/her new spouse’s acknowledgement of and consent to the existence and binding effect of all restrictions contained in this Agreement by causing such spouse to execute and deliver a Consent of Spouse acknowledging the restrictions and obligations contained in this Agreement and agreeing and consenting to the same.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Voting Agreement as of the date first written above.

RED MOON, INC.

By:	/s/Bryan Thompson
Name:	Bryan Thompson
Title:	President

INVESTOR:

ZOOM TECHNOLOGIES, INC.

By:	/s/Frank Manning
Name:	Frank Manning
Title:	President
Address:	207 South Street
Boston, Massachusetts 02111

KEY HOLDERS:

Signature:	/s/Bryan Thompson
Name: Bryan Thompson

Signature:	/s/John McMillan
Name: John McMillan

SCHEDULE A

KEY HOLDERS

Name:	Number of Shares Held

Bryan Thompson	33,278,000 shares of Common Stock

John McMillan	15,393,677 shares of Preferred Stock

EXHIBIT A

ADOPTION AGREEMENT

This Adoption Agreement (“Adoption Agreement”) is executed on ___________________, 20__, by the undersigned (the “Holder”) pursuant to the terms of that certain Voting Agreement dated as of January 22, 2008 (the “Agreement”), by and among the Company and certain of its Stockholders, as such Agreement may be amended or amended and restated hereafter. Capitalized terms used but not defined in this Adoption Agreement shall have the respective meanings ascribed to such terms in the Agreement. By the execution of this Adoption Agreement, the Holder agrees as follows.

1.1 Acknowledgement. Holder acknowledges that Holder is acquiring certain shares of the capital stock of the Company (the “Stock”), for one of the following reasons (Check the correct box):

☐
as a transferee of Shares from a party in such party’s capacity as a “Key Holder” bound by the Agreement, and after such transfer, Holder shall be considered a “Key Holder” and a “Stockholder” for all purposes of the Agreement.

☐	in accordance with Section 5.1 of the Agreement, as a new party who is not a new Investor, in which case Holder will be a “Stockholder” for all purposes of the Agreement.

1.2 Agreement. Holder hereby (a) agrees that the Stock, and any other shares of capital stock or securities required by the Agreement to be bound thereby, shall be bound by and subject to the terms of the Agreement and (b) adopts the Agreement with the same force and effect as if Holder were originally a party thereto.

1.3 Notice. Any notice required or permitted by the Agreement shall be given to Holder at the address or facsimile number listed below Holder’s signature hereto.

HOLDER:	ACCEPTED AND AGREED:

By:	RED MOON, INC.
Name and Title of Signatory

Address:	By:

Title:

Facsimile Number:

EXHIBIT B

CONSENT OF SPOUSE

I, [____________________], spouse of [______________], acknowledge that I have read the Voting Agreement, dated as of January 22, 2008, to which this Consent is attached as Exhibit B (the “Agreement”), and that I know the contents of the Agreement. I am aware that the Agreement contains provisions regarding the voting and transfer of shares of capital stock of the Company that my spouse may own, including any interest I might have therein.

I hereby agree that my interest, if any, in any shares of capital stock of the Company subject to the Agreement shall be irrevocably bound by the Agreement and further understand and agree that any community property interest I may have in such shares of capital stock of the Company shall be similarly bound by the Agreement.

I am aware that the legal, financial and related matters contained in the Agreement are complex and that I am free to seek independent professional guidance or counsel with respect to this Consent. I have either sought such guidance or counsel or determined after reviewing the Agreement carefully that I will waive such right.

Dated:
[Name of Key Holder’s Spouse]